SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SRI/Surgical Express, Inc.

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SRI/SURGICAL EXPRESS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On September 20, 2006

Dear Shareholder:

The Annual Meeting of Shareholders of SRI/Surgical Express, Inc. will be held on Wednesday, September 20, 2006, at 10:00 a.m., local time, at our corporate headquarters located at 12425 Race Track Road, Tampa, Florida 33626, for the following purposes:

1.	To elect two directors to serve until the 2009 Annual Meeting of Shareholders and one director to serve until the 2008 Annual Meeting of Shareholders, in each case to hold office until their successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent auditors for the fiscal year ending on December 31, 2006; and

3.	To transact other business that properly comes before the Annual Meeting or any adjournment of the meeting.

We more fully describe these items of business in the Proxy Statement accompanying this Notice.

All shareholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, we urge you to sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person, even if he or she has returned a proxy.

The Board of Directors

SRI/Surgical Express, Inc.

Tampa, Florida

August 14, 2006

Important: Whether or not you plan to attend the Annual Meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

SRI/SURGICAL EXPRESS, INC.

PROXY STATEMENT

FOR

2006 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

The enclosed proxy is solicited on behalf of SRI/Surgical Express, Inc. for use at the Annual Meeting of Shareholders to be held on Wednesday, September 20, 2006 at 10:00 a.m., local time, and at any adjournment of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at our corporate and principal executive offices located at 12425 Race Track Road, Tampa, Florida 33626. Our telephone number at our executive offices is (813) 891-9550.

These proxy solicitation materials, together with our 2005 Annual Report to Shareholders, were mailed on or about August 14, 2006, to all shareholders entitled to vote at the Annual Meeting. In this Proxy Statement, the terms “SRI,” “the Company,” “we,” “us” and “our” refer to SRI/Surgical Express, Inc.

Record Date

Only shareholders of record at the close of business on July 12, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. We have one class of outstanding voting securities, our common stock. As of the Record Date, 6,459,021 shares of our common stock were outstanding. For information regarding security ownership by management and by the beneficial owners of 5.0% or more of our common stock, see “Security Ownership of Directors, Officers, and Principal Shareholders” below.

Revocability of Proxies

You may revoke any proxy given pursuant to this solicitation at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting

Each shareholder is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. The holders of common stock will vote together as one group in the election of directors and other matters presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Certain of our directors, officers, and regular employees, without additional compensation, may also solicit proxies personally or by telephone, telegram, letter or facsimile.

Quorum; Abstentions; Broker Non-Votes

A majority of the shares of our common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. We treat shares that are voted “FOR,” “AGAINST,” or “WITHHELD” on a matter as being present at the meeting for purposes of establishing a quorum and also as votes eligible to be cast by the shareholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter with respect to the matter. We count shares that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not in determining the number of shares voted for or against any nominee for election as a director or any proposal.

Fiscal Year End

The Company’s fiscal year ends on the Sunday nearest December 31.

Communications with Directors

You may communicate with any of our directors or with all directors as a group c/o N. John Simmons, Jr., Chairman, at SRI/Surgical Express, Inc., 12425 Race Track Road, Tampa, Florida 33626.

Communications are distributed to the Board of Directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Our Board of Directors has requested that certain items that are unrelated to their duties and responsibilities be excluded, such as spam, junk mail and mass mailings, product or service complaints, resumés and other forms of job inquiries, and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out will be made available to any outside director upon request.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees for Election at the Annual Meeting

Members of our Board of Directors serve staggered three-year terms expiring at the third annual meeting of shareholders after their election. At the 2006 Annual Meeting, we will be electing two directors to serve a term of three years through our 2009 Annual Meeting and one director to serve a term of two years through our 2008 Annual Meeting. Our Board of Directors has authorized the nomination of the persons as candidates named in this Proxy Statement. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the three nominees named below, all of whom are presently directors. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until a successor has been elected and qualified.

James T. Boosales and Charles T. Orsatti are being renominated for new terms as directors because their terms have expired. The Board of Directors elected Charles W. Federico as a director on June 27, 2006 to fill a vacancy left by the death of Lee R. Kemberling in late 2005. The Board of Directors selected Mr. Federico following a search process led by our Nominating and Governance Committee in which the committee identified and interviewed a number of candidates. Certain information with respect to our nominees for election as director appears below.

Name	Age	Principal Occupation	New Term Expires
James T. Boosales	63	Private Investor	2009
Charles W. Federico	58	Private Investor	2008
Charles T. Orsatti	62	Managing Partner, Fairfield Capital Partners, Inc.	2009

James T. Boosales served as our Executive Vice President and Chief Financial Officer from 1994 until August 2002, and as our Executive Vice President until he retired on December 31, 2002. He has been a director since our inception in 1994, and served as a consultant to us from the date of his retirement through December 31, 2003. He has served as President, International, of Fisher-Price, Inc., a $200 million division of the toy and juvenile products company, from 1990 through 1993. Before joining Fisher-Price, Inc., Mr. Boosales served in several senior executive capacities with General Mills, Inc., including President, International, for Kenner Parker Toys, Inc./Tonka Corp. from 1985 to 1989, during and after its spin-off as a public company, and President of Foot-Joy, Inc. from 1982 to 1985. Mr. Boosales now engages in private investment activities.

Charles W. Federico has been a director since June 27, 2006, when he was elected to fill a vacancy on the Board of Directors. Mr. Federico is a director of Orthofix N.V., and most recently served as its Group President, Chief Executive Officer. He has served with Orthofix and its affiliates since 1996. Prior to joining Orthofix, Mr. Federico was with Smith & Nephew Endoscopy for 16 years, where he served most recently as its President. Mr. Federico also currently serves on the Board of Trustees of the Orthopaedic Research and Education Foundation, and previously was a Founding Trustee and board member of the American Sports Medicine Institute.

Charles T. Orsatti has been a director since February 10, 2004. Mr. Orsatti is also a director of djOrthopedics, Inc., an NYSE-listed orthopedic sports medicine company. Since 1995, Mr. Orsatti has been Chairman and Managing Partner of Fairfield Capital Partners, Inc., a private equity investment firm. Prior to 1995, Mr. Orsatti was Chairman and CEO of Fairfield Medical Products Corporation, a manufacturer of critical care products. From 1983 to 1986 he was CEO of Coloplast, Inc., a manufacturer of single use products and then served as Chief Operating Officer and President of two medical divisions of British Oxygen Corporation. Mr. Orsatti began his career with the medical products division of Air Products and Chemicals, Inc. and subsequently worked for the Critikon Division of Johnson and Johnson.

Required Vote

The three nominees receiving the highest number of affirmative votes of the shares of common stock present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Florida law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

Directors with Terms Continuing After the Annual Meeting

The following directors will continue to serve after the Annual Meeting for terms that expire in 2007 or 2008, as specified:

Name	Age	Principal Occupation	Term Expires
Christopher S. Carlton	43	President and Chief Executive Officer of SRI	2008
James M. Emanuel	58	Private Investor	2008
Wayne R. Peterson	55	Private Investor	2007
N. John Simmons, Jr.	51	President, Quantum Capital Partners, Inc.	2007

Christopher S. Carlton has been a director, and our President and Chief Executive Officer since December 1, 2004. Before joining us, Mr. Carlton served as President, North America for Dräger Medical, Inc. since 2001. Dräger provides hospital operating rooms with anesthesia delivery, patient monitoring, ventilation, warming therapy, and information systems. Mr. Carlton previously spent 11 years in a variety of marketing and sales management positions with Marquette Medical Systems, Inc., a division of General Electric.

James M. Emanuel has been a director since May 2, 1996. Between January 1984 and June 1997, he served as the Chief Financial Officer of Lincare, Inc., a national provider of respiratory therapy services for patients with pulmonary disorders. He also served as the Chief Financial Officer and a director of Lincare Holdings, Inc. between November 1990 and June 1997. Mr. Emanuel has engaged in consulting and private investment activities since his retirement from Lincare Holdings, Inc. in June 1997.

Wayne R. Peterson served as our Executive Vice President from 1994 and our Chief Operating Officer from May 2001, in each case until his retirement on December 31, 2002. Mr. Peterson has been a director since 1994 and served as a consultant to us through December 31, 2003, and from March 2006 until the present. In 1991, Mr. Peterson co-founded our predecessor, Amsco Sterile Recoveries, Inc., and served as Vice President until we acquired Amsco Sterile Recoveries in 1994. Before joining Amsco Sterile Recoveries, Mr. Peterson was President of Agora Development, Inc., a real estate development company. He now engages in private investment activities.

N. John Simmons, Jr. has been a director since February 2001 and Chairman of the Board since August 2002. Since July 2005, Mr. Simmons has been a director and Audit Committee Chair for Medquist, Inc., a Nasdaq-listed medical transcription company. From November 2004 until April 2006, Mr. Simmons was the President of New Homes Realty, a Florida based residential real estate company operating in 35 states. Since December 1998, Mr. Simmons has been President of Quantum Capital Partners, a privately held venture capital firm. From 1995 to 1998, he was Vice President and Controller for Eckerd Corporation. From 1993 to 1995, he served as Chief Financial Officer of Checkers Drive-In Restaurants. Between 1976 and 1993, Mr. Simmons was a partner with KPMG Peat Marwick, serving a number of privately and publicly held companies in the Tampa Bay area.

CORPORATE GOVERNANCE

General Information About the Board of Directors and Corporate Governance

Our policies and practices comply with existing standards of the Nasdaq Stock Market and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has determined that five of our seven directors are independent under the standards of the Nasdaq Stock Market as of the date of this Proxy Statement, and all but one director (Mr. Carlton) are non-employee directors;

•	The non-employee members of the Board of Directors meet regularly without the presence of management;

•	The Board of Directors has a standing Compensation Committee, Audit Committee, and Nominating and Governance Committee;

•	Each member of the Compensation Committee, the Audit Committee and Nominating and Governance Committee meet the appropriate tests for independence as defined in the listing standards of the Nasdaq Stock Market;

•	Messrs. Emanuel and Simmons of the Audit Committee are designated to be “audit committee financial experts,” as that term is defined by the Securities and Exchange Commission (“SEC”);

•	The Audit Committee meets with management and the auditors to receive information concerning the design and operation of internal controls;

•	Grant Thornton LLP, our independent auditors, reports directly to the Audit Committee; and

•	On the recommendation of the Audit Committee, our Board of Directors has adopted a code of ethics for the principal executive officers and a compliance policy to allow for confidential and anonymous reporting to a compliance officer, who reports to the Audit Committee.

Our Board of Directors has adopted written charters for its Audit Committee, Compensation Committee, and the Nominating and Governance Committee that clearly establish their respective roles and responsibilities. Each charter provides that the respective committee is authorized to obtain advice and independently seek assistance from outside advisors.

We maintain a corporate governance page on our website, which includes key information about our corporate governance practices, including the charters for the Audit Committee, Compensation Committee, and Nominating and Governance Committee, as well as our compliance policy and code of conduct. The corporate governance page can be found at http://www.srisurgical.com by clicking on “About Us,” “Investors” then “Corporate Governance.”

Board Meetings and Committees of the Board

Our Board of Directors held nine meetings and took action by written consent four times during 2005. We invite the Board of Directors to our Annual Meeting of Shareholders, but do not require them to attend. Last year, all of the directors attended that meeting. Our Board of Directors has a standing Compensation Committee, Audit Committee and Nominating and Governance Committee.

Compensation Committee. The Compensation Committee, which currently consists of Messrs. Orsatti (chair), Simmons, and Emanuel, reviews specific compensation plans, salaries, bonuses, and other benefits payable to our executive officers and makes recommendations to the Board of Directors regarding those matters. The Compensation Committee held two meetings during 2005.

Audit Committee. The Audit Committee currently consists of Messrs. Emanuel (chair), Orsatti, and Simmons. Among other things, the Audit Committee selects and retains (subject to our shareholders’ approval) the independent auditors, sets the independent auditors’ compensation, reviews and evaluates the results and scope of the audit and other services provided by our independent auditors, reviews reports from management, legal counsel, and third parties relating to legal compliance, and establishes procedures for receipt and treatment of confidential, anonymous submissions by our employees of concerns regarding accounting, auditing, and internal controls matters. Our Board of Directors has approved a written charter for the Audit Committee, a copy of which is attached as Appendix A, which the committee reviews annually and updates as appropriate. During 2005, the Audit Committee held five meetings.

Nominating and Governance Committee. Our Nominating and Governance Committee, which consists of Messrs. Simmons (chair), Orsatti, and Emanuel, provides assistance to the Board of Directors in (a) identifying and recommending qualified director nominees; (b) evaluating the performance and effectiveness of the Board of Directors and its committees; and (c) evaluating and recommending corporate governance guidelines and practices. The Nominating and Governance Committee may, in its sole discretion, engage director search firms and may consult with outside advisors to assist it in carrying out its duties to the Company. The Nominating and Governance Committee has the sole authority to approve the fees and other retention terms with respect to any such firms. The Nominating and Governance Committee held two meetings during 2005.

To fulfill its responsibility to recruit and recommend to the full Board of Directors nominees for election as directors, the Nominating and Governance Committee reviews the composition of the full Board of Directors to determine the qualifications and areas of expertise needed to further enhance the composition of the Board of Directors and works with management in attracting candidates with those qualifications. Appropriate criteria for Board membership include the following:

•	Directors should be individuals of high integrity and independence and substantial accomplishments;

•	Directors should have demonstrated leadership ability and the ability to exercise sound business judgment; and

•	The background and experience of directors should be in areas important to our company, such as business, finance, operations, and healthcare industry experience.

The Nominating and Governance Committee considers candidates for director suggested by our shareholders, provided that the recommendations are made in accordance with the procedures required under applicable law and described in this Proxy Statement under the heading “Requirements to Submit Proxy Proposals and Director Nominations.” Shareholder nominations that comply with these procedures and that meet the criteria outlined above receive the same consideration that the Nominating and Governance Committee’s nominees receive.

Compensation of Directors

Directors who are not our current employees receive $1,000 for attendance at each meeting of the Board of Directors and each of its committees, and a quarterly retainer of $6,000 under our Non-Employee Directors’ Compensation Plan. We describe the fees earned by non-employee directors during 2005 in the table below. We have since modified our compensation program for directors, which is described at the end of this section.

2005 Compensation of Non-Employee Directors

2005 Retainer and Meeting Fees

Director	Annual Board Retainers	Board Meeting Fees	Committee Meeting Fees	Total
Mr. Boosales	$24,000	$9,000	$6,000	$39,000
Mr. Emanuel	$24,000	$9,000	$9,000	$42,000
Mr. Kemberling	$24,000	$7,000	$8,000	$39,000
Mr. Orsatti	$24,000	$9,000	$10,000	$43,000
Mr. Peterson	$24,000	$8,000	$—	$32,000
Mr. Simmons	$24,000	$9,000	$15,000	$48,000

Under our 1996 Non-Employee Director Stock Option Plan, each non-employee director has been granted options to purchase 4,000 shares of our common stock for each year of any term for which he is elected. All options become exercisable ratably over the director’s term and have an exercise price equal to the fair market value of the common stock on the date of grant.

As of March 2006, we restructured the equity component of our director compensation so that each non-employee director will receive an annual grant of options to purchase 7,500 shares of our common stock as of the date of our Annual Meeting of Shareholders, beginning with the 2006 Annual Meeting of Shareholders. All options become exercisable ratably over the director’s three-year term and have an exercise price equal to the fair market value of the common stock on the date of grant. Also beginning in March 2006, in addition to the cash retainer fees outlined above, directors who chair the Board of Directors or the following committees thereof receive the following amounts for that service:

Chair of:	Annual Fee
Board of Directors	$5,000
Audit Committee	$4,000
Compensation Committee	$3,000
Nominating and Governance Committee	$3,000

Indemnification

We indemnify our directors and elected officers from liability, under our bylaws, and under agreements with each of those individuals, subject to limitations imposed by law.

Security Ownership of Directors, Officers, and Principal Shareholders

The following table sets forth certain information regarding the beneficial ownership of common stock as of June 30, 2006, with respect to: (i) each of our directors, nominees, and the executive officers named in the Summary Compensation Table below, (ii) all of our directors and named officers as of December 31, 2005, as a group, and (iii) each person known by us to own beneficially more than 5% of our common stock.

Each of the shareholders listed below has sole or shared voting and investment power over the shares beneficially owned. The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of June 30, 2006, through the exercise of any stock option or other right. A total of 6,459,021 shares of our common stock were issued and outstanding as of June 30, 2006.

Beneficial Owner(1)	Class of Stock	Shares Beneficially Owned	Percentage of Class Beneficially Owned
Wayne R. Peterson(2)	Common	839,561	13.0%
James T. Boosales(3)	Common	800,500	12.4%
Estate of Lee R. Kemberling(4)	Common	588,012	9.1%
Christopher Carlton(5)	Common	55,000	*
James M. Emanuel(6)	Common	48,000	*
Wallace D. Ruiz(7)	Common	40,000	*
Edward L. Buksas(8)	Common	37,000	*
N. John Simmons, Jr.(9)	Common	34,000	*
Charles T. Orsatti(10)	Common	12,000	*
Charles W. Federico(11)	Common	0	*
Heartland Advisors, Inc.	Common	855,300	13.2%
T. Rowe Price Associates, Inc.(12)	Common	579,700	9.0%
F&C Management, Ltd.	Common	372,306	5.8%
Gary L. Heiman and Standard Textile Co., Inc.	Common	349,667	5.4%
All directors and officers as a group (10 persons)(13)	Common	2,479,812	38.4%

*	Less than 1%
(1)	The business address for Wayne R. Peterson is 2779 Camden Road, Clearwater, Florida 33759. The business address for James T. Boosales is 2145 Glenbrook Close, Palm Harbor, Florida 34683. The business address for the Estate of Lee R. Kemberling is 11500 47th Street North, Clearwater, Florida 34622. The business address for James M. Emanuel is 120 14th Street, Belleair Beach, Florida 33786. The business address for N. John Simmons, Jr. is 140 Fountain Parkway, Suite 420, St. Petersburg, Florida 33716. The business address for Charles T. Orsatti is P.O. Box 2874, Clearwater, Florida 33757. The business address for Charles W. Federico is 19435 Peninsula Shores Drive, Cornelius, North Carolina 28031. The business address for Christopher Carlton, Wallace D. Ruiz, and Edward L. Buksas is 12425 Race Track Road, Tampa, Florida 33626. The business address for Heartland Advisors, Inc. is 790 N. Milwaukee Street, Milwaukee, Wisconsin 53202. The business address for T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. The business address for F&C Management, Ltd. is Exchange House, Primrose Street, London EC2A 2NY, England. The business address for Gary L. Heiman is One Knollcrest Drive, Cincinnati, Ohio 45237.
(2)	This amount includes 42,608 shares of common stock owned by the Wayne R. Peterson Grantor Retained Annuity Trust, of which Mr. Peterson is trustee, 42,609 shares of common stock owned by the Theresa A. Peterson Grant Retained Annuity Trust, of which Mrs. Peterson, Mr. Peterson’s wife, is trustee, 31,044 shares of common stock owned by Mr. And Mrs. Peterson as tenants by the entireties, and 715,300 shares of common stock owned by Peterson Partners, Ltd., a Colorado limited partnership of which Peterson Holdings, Inc., a Colorado corporation, is the general partner. Mr. And Mrs. Peterson jointly own all of the issued and outstanding voting stock of Peterson Holdings, Inc. This amount also includes 8,000 shares of common stock issuable on exercise stock options that are currently exercisable. Excludes 4,000 shares of common stock issuable on exercise of stock options that are not exercisable within 60 days.
(3)	This amount includes 776,000 shares of common stock owned by the Boosales Family Limited Partnership, a Colorado limited partnership of which Boosales Holdings, Inc., a Colorado corporation, is the general partner. Mr. Boosales and his wife, Bonny, jointly own all of the issued and outstanding voting stock of Boosales Holdings, Inc. This amount also includes 12,000 shares of common stock issuable on exercise of stock options that are currently exercisable.
(4)	Includes 42,000 shares of common stock issuable on exercise of stock options that are currently exercisable.
(5)

Includes 20,000 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days and 35,000 shares of restricted stock that the company has the right to repurchase. Excludes 80,000 shares of common stock issuable on exercise of stock options that are not exercisable within 60 days.
(6)	Includes 38,000 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes 8,000 shares of common stock issuable on exercise of stock options that are not exercisable within 60 days.
(7)	Includes 15,000 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days and 25,000 shares of restricted stock that the company has the right to repurchase. Excludes 60,000 shares of common stock issuable on exercise of stock options that are not exercisable within 60 days.
(8)	Includes 27,000 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days and 10,000 shares of restricted stock that the company has the right to repurchase. Excludes 28,000 shares of common stock issuable on exercise of stock options that are not exercisable within 60 days.
(9)	Includes 34,000 shares of common stock issuable on exercise of stock options that are currently exercisable or will become exercisable within 60 days. Excludes 4,000 shares of common stock issuable on exercise of stock options that are not exercisable within 60 days.
(10)	Includes 12,000 shares of common stock issuable on exercise of stock options, that are currently exercisable or will become exercisable within 60 days.
(11)	Excludes 20,000 shares of common stock issuable on exercise of stock options, none of which are currently exercisable or will become exercisable within 60 days. Such option was approved by the Board of Directors but as of the date of this Proxy Statement, the applicable award agreement has not been executed.
(12)	These securities are owned by various individuals and institutional investors including the T. Rowe Price Small Cap Value Fund (which owns 437,500 shares, representing 6.8% of the shares outstanding), which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to beneficially own these securities, although Price Associates disclaims that it beneficially owns those securities.
(13)	Includes 38,000 shares of common stock issuable upon the exercise of outstanding stock options held by James M. Emanuel; 42,000 shares of common stock issuable on exercise of stock options held by the Estate of Lee R. Kemberling; 34,000 shares of common stock issuable on exercise of stock options held by N. John Simmons, Jr.; 12,000 shares of common stock issuable on exercise of stock options held by James T. Boosales; 12,000 shares of common stock issuable on exercise of stock options held by Charles T. Orsatti; 20,000 shares of common stock issuable on exercise of stock options held by Christopher S. Carlton; 8,000 shares of common stock issuable on exercise of stock options held by Wayne R. Peterson and 27,000 shares of common stock issuable on exercise of stock options held by Edward L. Buksas.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our officers and directors and persons who own ten percent or more of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and the National Association of Securities Dealers, Inc. Those officers, directors and ten percent or more shareholders are also required by SEC rules to furnish us with copies of all such forms that they file.

Based solely on our review of the copies of such forms received by us, we believe that during 2005, all Section 16(a) filing requirements applicable to our officers, directors, and ten percent or more shareholders were satisfied.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently composed of Messrs. Orsatti (Chair), Simmons, and Emanuel. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors appointed the firm of Grant Thornton to audit our financial statements for the fiscal year ending December 31, 2006. A representative of Grant Thornton will be present at the Annual Meeting, have the opportunity to make a statement, and be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The following table shows fees for services provided by Grant Thornton for fiscal years 2005 and 2004:

	2005	2004
Audit Fees(1)	$241,348	$158,884
Audit-Related Fees(2)	11,645	13,653
Tax Services	—	—
All Other Fees(3)	7,503	—

Total	$260,496	$172,537

(1)	Audit Fees consist of fees for professional services rendered by Grant Thornton for 2005 and 2004 related to the audits of our financial statements and reviews of our interim financial statements included in our quarterly reports.
(2)	Audit-Related Fees consist of fees billed or accrued for professional services rendered by Grant Thornton in 2005 and 2004 that are reasonably related to the performance of the audit or review and are not included in “Audit Fees”, including fees billed for Grant Thornton’s review of our cycle counting procedures.
(3)	All Other Fees consist of an SEC Comment Letter regarding the audit of our year-end financial statements.

The Audit Committee approves any non-audit services, including tax services.

Required Vote

The Audit Committee of the Board of Directors conditioned its appointment of our independent auditors upon the receipt of the affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting, which shares voting affirmatively also constitute at least a majority of the required quorum. In the event that the shareholders do not approve the selection of Grant Thornton, the appointment of the independent auditors will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, we met and held discussions with management and the independent auditors. Management represented to us that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. We discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

In addition, we received from the independent auditors the written disclosures and the letter relating to the independent auditors’ independence, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors the auditors’ independence from the Company and its management.

We discussed with the Company’s independent auditors the overall scope and plan for their audit. We met with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board has approved, including the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC.

The Audit Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent auditors for the year ended December 31, 2006—see Proposal No. 2.

Submitted by the Audit Committee of the

Board of Directors:

James M. Emanuel (chair)

Charles T. Orsatti

N. John Simmons, Jr.

EXECUTIVE OFFICER COMPENSATION

Executive Officers

The following table sets forth certain information for each of our current executive officers:

OFFICERS:

Name	Age	Principal Position(s)
Christopher S. Carlton	43	President and Chief Executive Officer
Wallace D. Ruiz	55	Chief Financial Officer

Christopher S. Carlton has been a director, and our President and Chief Executive Officer since December 1, 2004. His business experience is described above—see “Directors with Terms Continuing After the Annual Meeting.”

Wallace D. Ruiz joined us in July 2005 as Senior Vice President and Chief Financial Officer. Before joining us, Mr. Ruiz was the Vice President, Chief Financial Officer and Treasurer of Novadigm, Inc., a developer and worldwide marketer of enterprise software, which he joined in 1995. Mr. Ruiz is a certified public accountant.

Executive Compensation

The following table sets forth certain information concerning compensation paid to or earned by our Chief Executive Officer and each of the other persons who served as executive officers in 2005 (the “Named Executive Officers”) for the years ended December 31, 2005, 2004, and 2003:

Summary Compensation Table

Annual Compensation

Name and Principal Positions	Year	Salary	Bonus			Other Annual Compensation		Long Term Compensation Awards
								Restricted Stock Awards	Securities Underlying Options
Christopher S. Carlton,	2005	$300,000		$27,000	(5)		$—	—	—
President and Chief Executive Officer(1)	2004 2003	20,769 —		— —			— —	— —	100,000 —

Wallace D. Ruiz,	2005	$121,154		$10,125	(6)		$87,817	—	75,000
Sr. Vice President and Chief Financial Officer(2)	2004 2003	— —		— —			— —	— —	— —

Charles L. Pope, Former Chief Financial Officer(3)	2005 2004 2003	$32,369 200,000 192,308	$	— — 32,000			$1,225 — —	— — —	— 25,000 —

Edward L. Buksas, Former Senior Vice President of Operations/Supply Chain Management(4)	2005 2004 2003	$186,298 176,000 71,077		$24,600 15,000 —		$	— 13,221 —	— — —	10,000 10,000 35,000

(1)	Mr. Carlton became our Chief Executive Officer in December 2004.
(2)	Mr. Ruiz became our Chief Financial Officer in July 2005. During 2005, the Company paid $87,817 to Mr. Ruiz for relocation costs.
(3)	Mr. Pope joined us in April 2002, and became our Chief Financial Officer in August 2002. Mr. Pope resigned his position in February 2005.

(4)	Mr. Buksas joined us in August 2003, became an executive officer in January 2005 and resigned his position in March 2006.
(5)	Mr. Carlton received a bonus payment of $27,000 in 2006 based on his performance during 2005.
(6)	Mr. Ruiz received a bonus payment of $10,125 in 2006 based on his performance during 2005.

Employment Agreements

We have employment agreements with the following Named Executive Officers that provide for annual salary as follows:

Name	Salary
Christopher S. Carlton	$350,000
Wallace D. Ruiz	$262,500

Both of the Named Executive Officers above participate in our management incentive bonus plan. Mr. Carlton’s agreement provides for payment of one year’s base salary and a pro-rated bonus as severance if he is terminated without cause. Mr. Ruiz’s agreement provides for payment of nine months’ base salary and a pro-rated bonus as severance if he is terminated without cause. Both of the Named Executive Officers above are prohibited from competing with us during the two-year period following termination of his employment.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Value(1)
Christopher S. Carlton	0	0.00%	N/A	N/A	N/A
Wallace D. Ruiz	75,000	27.37%	5.28	7/1/2015	$181,500
Edward L. Buksas	10,000	3.65%	5.22	1/5/2015	$33,738

Total	85,000	31.02%			$215,238

(1)	In accordance with SEC rules, we used the binomial option pricing method to estimate the Grant Date Value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy in valuing options. All stock options valuation models, including the binomial model, require a prediction about the future movement of our stock price. The following assumptions were made for purposes of collecting the original Grant Date Value: an option term of 3.18 years, volatility at 61.8%, no dividend yield, and an interest rate of 4.35%. The real value of the options in this table depends on the actual performance of our common stock during the applicable period.

Fiscal Year End Option Values

The following table sets forth the aggregate value of exercised and unexercised options at December 31, 2005, for each Named Executive Officer.

	Options Exercised		Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-the Money Options At Fiscal Year End(1)
	Shares Acquired on Exercise	Value Realized on Exercise
Name			Unexercisable	Exercisable	Unexercisable	Exercisable
Christopher Carlton	—	—	80,000	20,000	$55,200	$13,800
Wallace D. Ruiz	—	—	75,000	—	$54,000	$—
Edward L. Buksas	—	—	39,000	16,000	$7,800	$—

(1)	Our closing price as of December 31, 2005 was $6.00.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have a procurement agreement with Standard Textile Co., Inc. under which we agree to purchase 90% of our reusable surgical products from Standard Textile through 2008. Standard Textile is one of our shareholders. During 2005, we purchased products from Standard Textile for approximately $6.0 million.

Effective March 20, 2006, we entered into a Consulting Agreement with Wayne R. Peterson, a director, to provide advice on matters relating to operations and supply chain management, which is terminable at will by either party. Mr. Peterson has received $1,000 per full day of service. As of July 31, 2006, Mr. Peterson has earned $72,000 under the agreement. We anticipate that the consulting agreement will be continued under the same terms and conditions.

All transactions between us and our officers, directors, principal shareholders, and their affiliates are approved by a majority of the Board of Directors, including a majority of the disinterested outside directors on the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors has furnished the following report on the executive compensation program of the Company. Our Committee, which consists of the three independent directors listed at the end of this report, reviews and establishes specific compensation plans, salaries, option grants, and other benefits payable to our executive officers. Following our review and approval, we submit all issues pertaining to executive compensation to the entire Board of Directors for its review and approval.

Our primary objective with respect to executive compensation is to establish programs that attract and retain executives and align their compensation with the Company’s overall business strategies, values, and performance. For executive officers and key managers, the Company grants stock options and restricted stock as a component of total consideration to closely align their interests with the shareholders’ long-term interests. Further, in evaluating annual compensation of executive and key managers, we place a relatively heavy emphasis on equity compensation as a percentage of total compensation, consistent with its philosophy that stock incentives more closely align the interests of our managers with the long-term interests of shareholders.

The components of the Company’s total compensation program for executives and key managers have been:

1.	Salary: We intend base salary paid to executives to be competitive with that paid to comparable executives and to reflect consideration of an officer’s experience, business judgment, and role in developing and implementing our overall business strategy. We determine salaries based on qualitative and subjective factors, and do not apply a specific formula to determine the weight of each factor.

2.	Bonuses: Bonuses for executives are intended to reflect our belief that a significant portion of annual compensation should be contingent on the performance of the Company, as well as the executive’s achievements measured against specific goals recommended by the Committee and approved by the Board of Directors. Bonuses are paid on an annual basis and are based on both quantitative and qualitative factors that the Board of Directors determines each year, such as Company financial performance targets and effective development and execution of corporate strategies. The Committee believes that approximately 70% of an executive’s bonus should be contingent on the Company’s achievement of financial performance targets, and approximately 30% of the bonus should be contingent on the satisfaction by the executive officer of qualitative objectives.

3.	Long-Term Stock Incentives: Our equity plans provide for the grant to employees of incentive or nonqualified stock options or restricted stock. Grants to executives are designed to align a significant portion of the executive compensation package with the long-term interests of our shareholders by providing an incentive that focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

The Company did not meet the 2005 financial performance targets set by the Board of Directors. However, the Committee determined that Mr. Carlton, our Chief Executive Officer, had achieved specific qualitative goals during 2005. In accordance with the policies above, the Board of Directors approved the payment of a bonus to Mr. Carlton based on his achievement of those goals during 2005.

We generally limit equity awards to our senior executives and other key employees and managers who are in a position to contribute substantially to our growth and success. We grant stock options for terms up to ten years and design them to reward exceptional performance with a long-term benefit, facilitate stock ownership, and deter recruitment of our key personnel by competitors and others. Restricted stock grants align the employees’ interests with those of our shareholders. In each case, vesting requirements encourage loyalty.

Since its inception, the Company’s executive officers have held stock ownership or options that closely align their interests with its shareholders’ long-term interests, consistent with the compensation philosophies set forth above. We expect this close alignment to contribute to a renewal of the Company’s growth and profitability.

Submitted by the Compensation Committee of

the Board of Directors,

Charles T. Orsatti (chair)

James M. Emanuel

N. John Simmons, Jr

COMPANY STOCK PRICE PERFORMANCE GRAPH

The following graph shows a comparison of our cumulative total shareholder return, the Nasdaq Stock Market (U.S.) Index, and the Nasdaq Health Index. This graph assumes that $100 was invested on December 31, 2001, in our common stock and in the other indices. Note that historic stock price performance does not necessarily indicate future stock price performance.

REQUIREMENTS TO SUBMIT PROXY PROPOSALS

AND DIRECTOR NOMINATIONS

Pursuant to Rule 14a-8 under the Exchange Act, any holder of at least $2,000 in market value of common stock of the Company who has held such securities for at least one year desiring to have proposals considered for inclusion in the proxy statement and form of proxy for the 2007 Annual Meeting of Shareholders must furnish the proposals (along with the information set forth below) in writing to us at our principal executive offices at 12425 Race Track Road, Tampa, Florida 33626 before December 15, 2006. Each proposal shall include:

•	the shareholder’s name and address;

•	the number of shares of common stock that the shareholder holds of record or beneficially;

•	the dates upon which the shares of common stock were acquired;

•	documentary support for a claim of beneficial ownership; and

•	a statement of willingness to hold such common stock through the date of the 2007 Annual Meeting of Shareholders.

In order for a shareholder proposal made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, we must receive such proposal by February 17, 2007.

Our bylaws provide certain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2007 Annual Meeting no later than December 15, 2006. If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

Any nomination of a director must contain the following information about the nominee:

•	name, age, and business and residence addresses;

•	principal occupation or employment;

•	the number of shares of common stock beneficially owned by the nominee;

•	the information that would be required under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such nominee as a director; and

•	a signed consent of the nominee to serve as a director of the Company, if elected.

Notice of a proposed item of business must include the following information:

•	a brief description of the substance of, and the reasons for conducting, such business at the Annual Meeting; and

•	any material interest of the shareholder in such business; and

•	the same information required above with respect to any other shareholder that to the knowledge of the shareholder proposing the business, supports the proposal.

In addition, a shareholder nominating a director or proposing an item of business must provide the following information: (a) the shareholder’s name and address, as they appear on our books and (b) the class and number of shares of stock of the Company that are beneficially owned by the shareholder.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy card intend to vote the shares that they represent as we recommend.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute the accompanying proxy card and return it in the enclosed envelope.

THE BOARD OF DIRECTORS

Tampa, Florida

August 14, 2006

APPENDIX A

AUDIT COMMITTEE CHARTER

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of SRI/Surgical Express, Inc. (the “Company”) has the oversight responsibility, authority, and specific duties described in this Audit Committee Charter (the “Charter”).

Composition

The Committee will be comprised of three or more directors as determined by the Board. Each of the members of the Committee will meet the independence and experience requirements of the National Association of Securities Dealers (“NASD”), except to the extent permitted by NASD and authorized by the Board. All Committee members must be financially literate, and one member shall have accounting or related financial management expertise, both as provided in the NASD rules. The members of the Committee will be elected annually at the organizational meeting of the full Board held in May. The Board will elect one of the members of the Committee to be the Committee Chair.

Responsibility

The Committee is a part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities to the shareholders, potential shareholders, the investment community, and others with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (the “SEC”); (ii) the system of internal controls that management has established; and (iii) the external audit process. In addition, the Committee provides an avenue for communication between the Board of Directors and the outside auditors and financial management. The Committee should have a clear understanding with the outside auditors that they must maintain an open and transparent relationship with the Committee, and that they are ultimately accountable to the Board and the Committee. The Committee will regularly report to the Board concerning its activities.

Although the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, to prepare financial statements, or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the outside auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditors, or to assure compliance with laws and regulations and the Company’s business conduct guidelines.

Authority

Subject to the prior approval of the Board, the Committee is granted the authority to conduct or authorize investigations into any matters within its scope of responsibilities, including any matters involving financial accounting, financial reporting, or internal controls of the Company. In that regard, the Committee will have the authority to (1) retain or approve retention of such outside counsel, experts, and other advisors as it determines appropriate to assist in the full performance of its functions, including the conduct of any investigation, (2) create subcommittees who shall report to the Committee, and (3) access all books, records, facilities, and personnel of the Company. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

Meetings

The Committee is to meet at least four (4) times annually and as many additional times as the Committee deems necessary. The Committee Chair will determine or approve the agenda for each meeting. The Committee is to meet in separate executive sessions with the chief financial officer and the outside auditors at least once each year and at other appropriate times. The Committee shall report to the full Board with respect to its meetings. The majority of the members of the Committee shall constitute a quorum.

Attendance

Committee members will use diligent efforts to attend all meetings. As necessary or desirable, the Committee Chair may request that members of management and representatives of the outside auditors attend Committee meetings.

Specific Duties

In carrying out its oversight responsibilities, the Committee will:

1.	Review and reassess the appropriateness of this charter annually and recommend any proposed changes to the Board for approval.

2.	Review and discuss with the Company’s management and outside auditors the Company’s accounting and financial reporting controls and internal audit procedures and discuss annually with the outside auditors their assessment as to the adequacy of those controls. The Committee will also review the Company’s Compliance Policy and regularly meet with the compliance officer.

3.	Review and discuss annually with management the fee arrangement with the outside auditors.

4.	Review and discuss the written statement from the outside auditor delineating all relationships between the outside auditor and the Company or any other relationships that may adversely affect the independence of the outside auditor, and based on the review, assess the outside auditor’s independence. If applicable, the Committee will consider whether the outside auditor’s performance of information technology consulting and any other non-audit services is compatible with the outside auditor’s independence.

5.	At the completion of the annual audit, review and discuss with management and the outside auditors the following:

•	The scope and general extent of the outside auditors’ annual audit and any accompanying management letters, including the outside auditors’ explanation of the factors that the outside auditors considered in determining the audit scope and the major risk factors.

•	Significant changes to the audit plan, if any, cooperation received by the outside auditors during their audit, including access to all requested records, data and information, and any serious disputes or difficulties with management encountered during the audit or any limitations placed on the scope or nature of the audit procedures.

•	Significant accounting and reporting principles, practices, and procedures applied by the Company in preparing its financial statements and the outside auditors’ judgment about the quality of the Company’s accounting principles. If applicable, discuss changes during the year in accounting principles and their application.

•	The annual financial statements and related footnotes and financial information to be included in the Company’s Form 10-K.

•	Results of the audit of the financial statements and the related report of the outside auditors on the financial statements.

If the Committee deems it appropriate after review and discussion, the Committee will recommend to the Board that the financial statements be included in the Company’s Form 10-K.

6.	After preparation by management and review by the outside auditors, approve the report required under SEC rules to be included in the Company’s annual proxy statement.

7.	Require that the outside auditors review the Company’s interim financial statements prior to the quarterly filing of the Company’s Form 10-Q in accordance with the procedures set forth in SAS 71 and require that the outside auditors discuss with the Committee or Committee chair and management any significant matters identified in the quarterly review and any other matters required to be communicated to the Committee by the outside auditors under generally accepted auditing standards. The Committee may, but is not required to, review these interim statements.

8.	Discuss with the outside auditors the quality of the Company’s financial and accounting personnel. Elicit comments of management regarding the responsiveness of the outside auditors to the Company’s needs.

9.	Meet with management and the outside auditors to discuss any relevant significant recommendations of the outside auditors, particularly those characterized as “material” or “reportable”.

10.	Recommend to the Board the selection, retention, or termination of the Company’s outside auditors.

11.	As the Committee deems appropriate, obtain, weigh and consider expert advice as to Audit Committee-related rules of the NASD, Statements on Auditing Standards and other accounting, legal, and regulatory provisions.

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY SRI/SURGICAL EXPRESS, INC.
2006 ANNUAL MEETING OF SHAREHOLDERS OF PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS		1. Election of director For Term Expiring in 2008 Charles W. Federico For Term Expiring in 2009 James T. Boosales Charles T. Orsatti	For	With- hold
			☐	☐

The undersigned appoints Christopher S. Carlton and Wallace D. Ruiz, and each of them, as proxies with full power of substitution, to represent and to vote all shares of voting Common Stock of SRI/SURGICAL EXPRESS, INC., a Florida corporation, at its Annual Meeting of Shareholders to be held on Wednesday, September 20, 2006, at 10:00 a.m., EST, and any adjournment of the meeting, hereby revoking all proxies previously given:

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

			For	Against	Abstain
		2. Appointment of Grant Thornton as the Company’s independent auditors for 2006:	☐	☐	☐

3. In their discretion, the proxy is authorized to vote on other business that properly comes before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the director nominees and FOR the appointment of Grant Thornton as auditors.

Please be sure to sign and date this Proxy in the box below.	Date	PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.		è	☐

Shareholder sign above	Co-holder (if any) sign above	Number of Shares held by Shareholder

é    Detach above card, sign, date and mail in postage paid envelope provided.    é

SRI/SURGICAL EXPRESS, INC.

Please sign exactly as your name appears on this proxy. If shares are owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.